EXHIBIT 10.1

WEBSITE HOSTING AND LICENSE AGREEMENT

This WEBSITE HOSTING AND LICENSE AGREEMENT (the “Agreement”) is made and entered into this 20th day of May, 2008 (the “Effective Date”), by and between ZZPartners, Inc., a Nevada corporation (“Licensee”), and ZenZuu, Inc., a Nevada corporation (“Licensor”).  Licensee and Licensor may be referred to herein individually as a “Party” and, collectively, as “Parties.”

RECITALS

WHEREAS, Licensor has developed and is the sole and exclusive owner of a global social network database (the “Database”) and an advertising revenue-sharing model (the “Revenue-Sharing Model”), which it promotes and markets on Licensor’s Internet website located at www.zenzuu.com (the “Site,” together with the Database and the Revenue-Sharing Model, the “Products”);

WHEREAS, Licensor developed and is the sole and exclusive owner of all know-how and information relating to the Products, together with all trade secrets, knowledge, technology, software, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including manufacturing procedures and test procedures and techniques, (whether or not confidential, proprietary, patented or patentable), that Licensor utilizes or later acquires in connection with the operation of Licensor’s business (“Licensor Technology”), which Licensor Technology, together with and all improvements, whether to the foregoing or otherwise, and other discoveries, developments, inventions, and other intellectual property (whether or not confidential, proprietary, patented or patentable), industrial rights and other intellectual property rights related to the Products, including, without limitation, all (i) patents, reissues of and reexamined patents, and patent applications, whenever filed and wherever issued, including, without limitation, continuations, continuations-in-part, substitutes and divisions of such applications and all priority rights resulting from such applications, (ii) rights associated with works of authorship, including, without limitation, copyrights, moral rights, copyright applications and copyright registrations; (iii) rights associated with trademarks , service marks, trade names, logos, trade dress, goodwill and the applications for registration and registrations thereof; (iv) rights relating to the protection of trade secrets and confidential information; (v) rights analogous to those set forth in this Recital and any and all other proprietary rights relating to intangible property, and (vi) divisions, continuations, renewals, reissues and extensions of the foregoing now existing, hereafter filed, issued or acquired, shall constitute the “Intellectual Property Rights” for all purposes of this Agreement; and

WHEREAS, for the mutual benefit of the Parties, Licensor desires to (i) provide to Licensee certain website hosting and related services in connection with the operation of the Site, as described in Article 1 below (collectively, the “Site Services”); and (ii) grant to Licensee certain exclusive license rights to further develop and Exploit (as defined below in Section 2.1) the Intellectual Property Rights and/or the Products, pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties mutually agree as follows:

ARTICLE 1
SITE SERVICES

1.1 Description of Services.  During the term of this Agreement, Licensor agrees to provide to Licensee the Site Services, pursuant to the terms and conditions as set forth in this Agreement, including, without limitation, the Service Level Agreement attached hereto as Exhibit A (the “SLA”).  Except as otherwise expressly set forth herein, Licensor solely shall be responsible for all methods, means, techniques, sequences and procedures and for coordinating all portions of the Site Services.  Any change in the scope of the Site Services shall be made only in writing executed by authorized representatives of both Parties.  The applicable terms and conditions of this Agreement will apply to any and all additional services agreed to by the Parties.  The Site Services will include the following:

(a) Licensor will be solely responsible for housing, maintaining, supporting and operating the Site for all functions pertaining to this Agreement.

(b) Licensor will be solely responsible for maintaining, supporting and developing software necessary to operate the Site and perform the Site Services hereunder.

(c) Licensor will be solely responsible for providing, updating, uploading and maintaining any and all files, pages, data, works, information and/or materials on, within, displayed, linked or transmitted to, from or through the Site, including, without limitation, trade or service marks, images, photographs, illustrations, graphics, audio clips, video clips, e-mail or other messages, metatags, domain names, look and feel of the Site, software and text (collectively, the “Content”).  Licensor shall retain all right, title and interest in and to the Content and all legally protectable elements, derivative works, modifications and enhancements thereto, whether or not developed by Licensor, Licensee or any contractor, subcontractor or agent for either Party.  To the extent that ownership of the Content does not automatically vest in Licensor by virtue of this Agreement or otherwise, Licensee agrees to transfer and assign to Licensor all right, title and interest in and to such Content.  Notwithstanding the foregoing, Licensor shall comply with requests of Licensee to immediately remove Content that Licensee deems, in its reasonable discretion, objectionable or offensive.

(d) Each of Licensor and Licensee will be solely responsible for designating a system administrator and maintaining a dedicated database server and related computer equipment necessary for providing and/or accessing the Site Services, as applicable.  In the event that additional hardware, firm ware, server capacity, or equipment becomes necessary (collectively, the “Equipment”) in providing and/or accessing the Site Services, as applicable, each of Licensor and Licensee shall be solely responsible for their individual respective costs in acquiring such Equipment.

(e) Licensor will upload and obtain all releases, consents and such other arrangements as may be necessary in operating the Site and providing the Site Services and the Content as set forth herein.

(f) Licensor will use its best efforts to ensure that the Site is correctly tuned and utilized to provide optimal performance and utilization to at least the minimum performance standards specified in the SLA.

(g) Licensor will consult with Licensee as necessary to facilitate the performance of the Site Services as contemplated in this Article 1, including, without limitation, evaluating the need on an annual basis, or as otherwise agreed to by the Parties, to redesign the Site to keep it looking fresh and to utilize the latest technology to drive advertising revenue and increase the number of members included in the Database.

(h) Licensor will provide to Licensee prompt and responsive customer support in connection with the Site Services and will designate a support representative to Licensee for the term of this Agreement.  Licensee shall appoint a designated person as the primary contact for all Site Services to be provided by Licensor.  Such assistance shall be provided by Licensor to Licensee without charge.

(i) Except as otherwise set forth herein, Licensor shall have the exclusive right to manage all resources used in providing the Site Services as Licensor deems appropriate, including, without limitation, the right to relocate and substitute computer equipment, personnel and other resources, and to change computer configurations and procedures.

ARTICLE 2

LICENSE GRANT

2.1 Exclusive License Grant.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, as of the Effective Date, a perpetual and exclusive right and license: (a) to develop and Exploit the Intellectual Property Rights and/or the Products in the United States (the “Territory”) to increase Database membership within the Territory and generate advertising revenue in furtherance of the Revenue-Sharing Model; and (b) to use any other intellectual property rights now held or hereafter acquired or controlled by Licensor that may be necessary or useful to Licensee in connection with its Exploitation of the Intellectual Property Rights and/or the Products within the Territory.  “Exploit,” and any form of such word, shall mean the making, having made, importation, use or development of the Intellectual Property Rights and/or the Products.

ARTICLE 3

CONSIDERATION

3.1 Initial License Fee.  In consideration of the Services (as defined below in Section 4.1) to be provided to Licensee and the rights and licenses granted to Licensee by Licensor under this Agreement, Licensee shall pay to Licensor an amount equal to One Million Dollars ($1,000,000) (the “Initial License Fee”) in the aggregate.  The Initial License Fee shall be payable as follows:  (a) Five Hundred Thousand Dollars ($500,000) on May 23, 2008 via wire transfer of immediately available funds to an account designated by Licensor; and (b) an aggregate of Five Hundred Thousand Dollars ($500,000) in installments that each equal twenty percent (20%) of Licensee’s existing cash balance effective as of the last day of each calendar month, to be paid on or before the tenth (10th) day of each calendar month for the preceding calendar month, as applicable, until such payment is made in full.

3.2 Monthly Royalty Payments From Net Local Advertising Revenue.

(a) In addition to the Initial License Fee, Licensee agrees to pay to Licensor twenty-five percent (25%) of Licensee’s Net Local Advertising Revenue (“Licensee Royalty Payments”).  Licensee shall determine its Net Local Advertising Revenue on a monthly basis, with all Licensee Royalty Payments to be made by Licensee to Licensor on or before the tenth (10th) day of each calendar month for the preceding calendar month.  “Net Local Advertising Revenue” shall mean Licensee’s gross advertising revenues derived from its Exploitation of the Intellectual Property Rights and/or the Products on a local scale, less commissions equal to fifteen percent (15%) of such gross advertising revenues payable to members in the Territory that assisted Licensee in generating such revenues.

(b) Licensor, or its duly authorized representative, shall be entitled, at its own expense and during normal business hours, to conduct an audit of Licensee’s books and records related to Licensee’s Net Local Advertising Revenue to verify the amount due to Licensor for each such month.  Any such audit shall be commenced within thirty (30) days following Licensor’s receipt of the Licensee Royalty Payment for the applicable calendar month, or such audit right shall be deemed waived.

3.3 Monthly Royalty Payments From Gross National Advertising Revenue.

(a) In consideration for Licensee’s efforts in Exploiting the Intellectual Property Rights and/or the Products, Licensor agrees to pay to Licensee twenty-five percent (25%) of Licensor’s Gross National Advertising Revenue (“Licensor Royalty Payments”).  Licensor shall determine its Gross National Advertising Revenue on a monthly basis, with all Licensor Royalty Payments to be made by Licensor to Licensee on or before the tenth (10th) day of each calendar month for the preceding calendar month.  “Gross National Advertising Revenue”  shall mean any and all gross advertising revenues derived from Licensor’s global business operations and/or Licensee’s Exploitation of the Intellectual Property Rights and/or Products on a national scale within the Territory, which amounts shall be received directly and determined by Licensor.

(b)  Licensee, or its duly authorized representative, shall be entitled, at its own expense and during normal business hours, to conduct an audit of Licensor’s books and records related to Licensor’s Gross National Advertising Revenue to verify the amount due to Licensee for each such month.  Any such audit shall be commenced within thirty (30) days following Licensee’s receipt of the Licensor Royalty Payment for the applicable calendar month, or such audit right shall be deemed waived.

3.4 Taxes.  Licensee shall be responsible for the payment of any federal, state, local or withholding taxes, which may apply to the transactions contemplated by this Agreement; provided, however, Licensor shall be responsible for the payment of any such taxes in connection with Licensor Royalty Payments.  Under no circumstances will Licensee be responsible for any franchise-related taxes or taxes based on Licensor’s gross or net income.

ARTICLE 4

SUPPORT SERVICES

4.1 Support Services.  Promptly following the Effective Date and throughout the term of this Agreement, in addition to the Site Services, Licensor agrees to provide to Licensee certain support services necessary and/or useful for Licensee’s Exploitation of the Intellectual Property Rights and/or the Products and the maximization of its Net Local Advertising Revenue (collectively, the “Support Services,” together with the Site Services, the “Services”).  Except as otherwise expressly set forth herein, Licensor solely shall be responsible for all methods, means, techniques, sequences and procedures and for coordinating all portions of the Support Services.  Any change in the scope of the Support Services shall be made only in writing executed by authorized representatives of both Parties.  The applicable terms and conditions of this Agreement will apply to any and all additional support services agreed to by the Parties.  The Support Services will include the following:

(a) Licensor will be solely responsible for creating and maintaining applicable terms and conditions and other features that enable potential advertisers to efficiently register and purchase advertising (the “Advertising Procedures”).

(b) Licensor will create and maintain a secure, online payment account to directly receive Gross National Advertising Revenue from advertisers that register for and purchase national advertising.  Licensor will pay to Licensee the Licensor Royalty Payments from such account, pursuant to Section 3.3(a).

(c) Licensor will be solely responsible for tracking registered advertisers and all advertising revenue that corresponds to each advertiser.  Licensor further shall collect any and all sales tax attributed to Gross National Advertising Revenue.

(d) Licensor shall determine members’ advertising revenue share and make any and all distributions of such advertising revenue to members, pursuant to its Revenue-Sharing Model.

(e) Licensor shall be solely responsible for issuing any and all 1099 tax forms to members within the Territory that received distributions from Licensor pursuant to the Revenue-Sharing Model

(f) Licensor will consult with Licensee and will consider Licensee’s input on an ongoing basis (i) regarding the Support Services described in Subsections (a) through (e); and (ii) to further create, develop and/or improve, as applicable, the Database, the Revenue-Sharing Model and the future business enterprises model.

4.2 Licensee’s Obligations.  During the term of this Agreement, Licensee’s obligations in connection with the Database, the Revenue-Sharing Model and related matters will include the following:

(a) Licensee shall be solely responsible for collecting any and all sales tax attributed to Gross Local Advertising Revenue.

(b) Licensee shall be solely responsible for issuing any and all 1099 tax forms to members within the Territory that received commissions from Licensee pursuant to the member commission program.

(c) Licensee will create and maintain a secure, online payment account to directly receive Gross Local Advertising Revenue from advertisers that register for and purchase local advertising.  Licensee will pay to Licensor the Licensee Royalty Payments from such account, pursuant to Section 3.2(a).

(d) Licensee will consult with Licensor and will consider Licensor’s input on an ongoing basis (i) regarding Licensee’s obligations described in Subsections (a) through (c); and (ii) to further create, develop and/or improve, as applicable, the Database, the Revenue-Sharing Model and the future business enterprises model.

ARTICLE 5
COMPLIANCE WITH LAWS

5.1 Compliance.

(a) Licensor will perform the Services in conformance with applicable federal, state and local laws, regulations and rules.

(b) Licensee will Exploit the Intellectual Property Rights and/or the Products in conformance with (i) applicable federal, state and local laws, regulations and rules; and (b) standard operating guidelines established by Licensor and conveyed to and agreed upon by Licensee.

5.2 No False or Misleading Statements.  Without limiting the generality of the other provisions of this Article 5, each Party agrees not to make any false or misleading statements to or concerning the other Party, including, but not limited to, the other Party’s performance and commitments, or engage in any illegal, deceptive, unethical or improper acts in connection with performing its obligations hereunder.

ARTICLE 6

CONFIDENTIAL INFORMATION; NON-DISCLOSURE

6.1 Confidential Information.  Each Party may provide to the other certain of its confidential, proprietary and trade secret business or technical information in connection with this Agreement (collectively, "Confidential Information").  Confidential Information includes, but is not limited to, technical data, know-how, information relating to research, products, software, services, development, inventions, processes, engineering, marketing, techniques, clients and their customers, pricing, internal procedures, business and marketing plans or strategies, finances, employees and business opportunities disclosed by a Party to the receiving Party, either directly or indirectly, in any form whatsoever (including, but not limited to, in writing, in machine readable or other tangible form, orally or visually): (a) that is a trade secret under applicable law; (b) that has been marked as "confidential" or "proprietary" or similar legend; (c) whose confidential nature has been made known by the disclosing Party, orally or in writing, to the receiving Party; (d) that due to its character and nature, a reasonable person under like circumstances would treat as confidential; or (e) discussions relating to such information whether these discussions occur prior to, concurrent with, or following disclosure of such information.  The receiving Party will preserve the confidentiality of all Confidential Information that is provided by the disclosing Party or obtained by the receiving Party in connection with the Agreement, and shall not, without the prior written consent of the disclosing Party, disclose or make available to any person, or use for its own or any other person's benefit, other than as necessary in connection with this Agreement, any Confidential Information of the disclosing Party.  The receiving Party shall exercise a commercially reasonable level of care to safeguard Confidential Information of the other Party against improper disclosure or use, commensurate with the sensitivity of such information.  All Confidential Information and the results derived in any way from Confidential Information will at all times remain the sole property of the disclosing Party.

6.2 Exclusions.  Information will not be considered Confidential Information if it is: (a) already available to the public other than by a breach of this Agreement; (b) rightfully received from a third party not in breach of any obligation of confidentiality; (c) independently developed by personnel or agents of one Party without access to the Confidential Information of the other; or (d) proven to be already known to the recipient at the time of disclosure.

6.3 Non-Disclosure.  The receiving Party will not disclose any Confidential Information without the disclosing Party’s prior written consent, unless such action: (a) is required by law or regulation, but only to the extent and for the purposes of such law or regulation; (b) is in response to a valid order of a court or other governmental body but only to the extent of and for the purposes of such order, and only if the receiving Party first notifies the disclosing Party of the order and permits the disclosing Party to seek an appropriate protective order; or (c) is with written permission of the disclosing Party, in compliance with any terms or conditions set by the disclosing Party regarding such disclosure.

6.4 Return.  Upon termination or expiration of this Agreement for any reason, each Party shall return to the other Party all Confidential Information of the other Party. The obligations in this Article 6 will survive any termination of this Agreement.

ARTICLE 7

INTELLECTUAL PROPERTY RIGHTS

7.1 Title.  The Parties hereby acknowledge and agree that Licensor owns any and all right, title and interest in and to the Intellectual Property Rights and the Products, subject only to the license granted to Licensee under this Agreement, and Licensor shall be solely responsible for the Site, the Content and complying with all applicable laws in providing the Services.

7.2 Ownership of Pre-Existing Intellectual Property Rights.  The Parties hereby acknowledge and agree that any Intellectual Property Rights owned by Licensor prior to the Effective Date shall remain owned by Licensor following the Effective Date.

7.3 Ownership of Future Intellectual Property Rights.  The Parties hereby acknowledge and agree that all right, title and interest in and to any and all intellectual property rights that arise after the Effective Date and are related to the Products shall be owned by Licensor, regardless of which Party creates, discovers or invents the same, and shall constitute “Intellectual Property Rights” subject to the license rights granted to Licensee hereunder.

7.4 Disclosure of Additional Intellectual Property.  The Parties acknowledge and agree that Licensor shall provide to Licensee written reports summarizing, among other things, improvements, enhancements, modifications, discoveries, inventions and additions to the Intellectual Property Rights and/or the Products.  Such additional intellectual property shall be subject to the license grants set forth herein at no additional cost to Licensee.

7.5 Unauthorized Use; Infringement.  If, at any time after during the term of this Agreement, Licensee becomes aware of any unauthorized use, or suspected unauthorized use, of any aspect of the Intellectual Property Rights and/or the Products, Licensee shall promptly notify Licensor in writing.

7.6 Prosecution of Intellectual Property Rights. Licensor shall have the sole right, at its cost and expense, to obtain, prosecute and maintain throughout the world the Intellectual Property Rights, as applicable.  Licensee shall cooperate fully with Licensor in the preparation, filing, prosecution, enforcement and maintenance of the Intellectual Property Rights, as applicable, throughout the Territory.  Such cooperation includes (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable Licensor to file, prosecute, enforce and maintain its Intellectual Property Rights in the Territory; (b) promptly informing Licensor in reasonable detail of any improvements or modifications of Licensee; and (c) promptly informing Licensor of any matters of which Licensee may be aware that may affect the preparation, filing, prosecution or maintenance of any Intellectual Property Rights in the Territory.  Licensee agrees that it will not take any action that jeopardizes Licensor’s intellectual property rights or acquire any rights, other than as set forth herein, in the Intellectual Property Rights and/or the Products.

7.7 Further Assurances; Cooperation.  Each Party further agrees to execute, acknowledge and deliver to the requesting Party such other instruments of conveyance and transfer and will take such other actions and execute, acknowledge and deliver such other documents, certifications and further assurances as the requesting Party may reasonably require in order to: (a) vest more effectively in the requesting Party any rights transferred hereby, including but not limited to, obtaining registration or regulatory approval of any rights granted hereunder or derivative works thereof; or (b) better enable the requesting Party to exercise the rights acquired by such Party hereunder.  Each of the

Parties hereto will cooperate with the other and execute and deliver to the other Party such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other Party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.  Licensor will not take any action that jeopardizes Licensee’s rights granted hereunder.  Licensor further will not assert any rights it now holds or may later acquire against Licensee, and shall be deemed to have waived the right to assert any claim, for any alleged infringement in connection with Licensee’s development or Exploitation of the Intellectual Property Rights and/or the Products.

7.8 Non-Circumvention.  Licensor shall not at any time following the Effective Date attempt in any manner to circumvent or adversely affect, whether directly or indirectly, Licensee as it relates to Licensee’s Exploitation of the Intellectual Property Rights and/or the Products in the Territory.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 Licensor’s Representations and Warranties.  Licensor hereby represents and warrants to Licensee, as of the Effective Date, as follows:

(a) Licensor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

(b) The execution, delivery and performance of this Agreement by Licensor and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action.

(c) This Agreement is a legally valid and binding obligation of Licensor, enforceable in accordance with its respective terms.

(d) There are not any orders, judgments, injunctions or directives of any court or any government agency that would restrain, limit or otherwise interfere with Licensor’s performance of the Services or any of its obligations hereunder.

(e) Licensor further represents and warrants to Licensee that: (i) Licensor is the lawful owner of the Intellectual Property Rights and the Products, free and clear of all liens, claims, security interests, charges and encumbrances of any kind, and has the full legal right to grant to Licensee the license as set forth herein and in accordance with this Agreement; (ii) there are no claims, litigation or proceedings pending or threatened against Licensor with respect to the Intellectual Property Rights and/or the Products, or any component thereof, alleging infringement of any person’s or entity’s intellectual property rights (including interference, cancellation or other protest); (iii) there are no claims, litigation or proceedings pending or threatened alleging infringement of any intellectual property rights of any person or entity that could impact Licensor’s ability to grant the license as set forth herein; (iv) Licensor has no knowledge of any misrepresentations, omissions or other inequitable conduct that may have an adverse effect on the Intellectual Property Rights and/or the Products; and (v) to Licensor’s knowledge, neither the performance of the Services or any of its obligations hereunder, nor the furnishing or Exploitation of the Intellectual Property Rights and/or the Products, will in any way infringe or otherwise violate any intellectual property rights, non-disclosure agreement, or other rights of any third party.

(f) Licensor has no knowledge of any intellectual property rights other than its Intellectual Property Rights that may be necessary or useful to Exploit the Products.

(g) Licensor has not filed any patent applications or been issued any patents in connection with the Intellectual Property Rights and/or the Products.  Licensor reserves its right to obtain a patent(s) with respect to the Intellectual Property Rights and/or the Products.

8.2 Licensee’s Representations and Warranties.  Licensee hereby represents and warrants to Licensor, as of the Effective Date, as follows:

(a) Licensee is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

(b) The execution, delivery and performance of this Agreement by Licensee and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action.

(c) This Agreement is a legally valid and binding obligation of Licensee, enforceable in accordance with its respective terms.

(d) There are not any orders, judgments, injunctions or directives of any court or any government agency that would restrain, limit or otherwise interfere with Licensee’s performance of its obligations hereunder.

(e) The consummation of the transactions contemplated hereunder will not alter, impair or modify any of Licensor’s rights in the Intellectual Property Rights and/or the Products, except to the extent provided for in this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by Licensor.  Licensor hereby agrees that it shall be responsible for, indemnify, hold harmless and defend Licensee, its affiliates and their respective directors, officers, employees, consultants, licensees, agents, representatives and other persons acting under Licensee’s authority, and their respective heirs, successors and assigns (collectively, “Licensee Indemnitees”), from and against any and all damages suffered or incurred by any Licensee Indemnitees arising out of, relating to, resulting from or in connection with any third party claims arising out of or relating to:

(a) The breach of any representation or warranty by Licensor herein.

(b) The default by Licensor in the performance or observance of any of its obligations to be performed or observed hereunder.

(c) Any complaint alleging facts inconsistent with Licensor’s representation and warranty set forth in Section 8.1(d)(i).

9.2 Indemnification by Licensee.  Licensee hereby agrees that it shall be responsible for, indemnify, hold harmless and defend Licensor, its affiliates and their respective directors, officers, employees, consultants, licensees, agents, representatives and other persons acting under Licensor’s authority, and their respective heirs, successors and assigns (collectively, “Licensor Indemnitees”), from and against any and all damages suffered or incurred by any Licensor Indemnitees arising out of, relating to, resulting from or in connection with any third party claims arising out of or relating to:

(a) The breach of any representation or warranty by Licensee herein.

(b) The default by Licensee in the performance or observance of any of its obligations to be performed or observed hereunder.

(c) The Exploitation by Licensee of the Intellectual Property Rights and/or the Products; provided, however, that Licensor is named as a party in such applicable lawsuit and such lawsuit is does not result from a breach of any representation or warranty by Licensor.

ARTICLE 10

DISPUTE RESOLUTION

10.1 Negotiation.  Prior to engaging in any formal dispute resolution with respect to any dispute, controversy or claim arising out of or in relation to this Agreement or the breach, termination or invalidity of this Agreement, an executive officer of each Party shall attempt to resolve such dispute for a period of not less than thirty (30) days.

10.2 Arbitration.  Failing an amicable settlement pursuant to Section 10.1, any dispute will finally be settled by binding arbitration before a single arbitrator (the “Arbitrator”) who will be jointly appointed by the Parties. The Arbitrator shall self-administer the arbitration proceedings utilizing the Commercial Rules of the American Arbitration Association (the “Association”); provided, however, the Association shall not be involved in administration of the arbitration.  The Arbitrator must be a retired judge of a state or federal court of the United States or a licensed lawyer with at least ten (10) years of corporate or commercial law experience from a law firm with at least ten (10) attorneys and at least an AV rating by Martindale Hubbell.  If the Parties cannot agree on an Arbitrator, either Party may request a state or federal court in Las Vegas, Nevada to appoint an Arbitrator which appointment will be final.

The arbitration will be held in Las Vegas, Nevada.  Each Party will have discovery rights as provided by the United States Federal Rules of Civil Procedure within the limits imposed by the Arbitrator; provided, however, that all such discovery will be commenced and concluded within sixty (60) days of the selection of the Arbitrator.  It is the intent of the Parties that any arbitration will be concluded as quickly as reasonably practicable.  Once commenced, the hearing on the disputed matters will be held four (4) days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m.  The Arbitrator will use all reasonable efforts to issue the final written report containing award or awards within a period of five (5) business days after closure of the proceedings.  Failure of the Arbitrator to meet the time limits of this Section 10.2 will not be a basis for challenging the award.  The Arbitrator will not have the authority to award punitive damages to either Party.  Each Party will bear its own expenses, but the Parties will share equally the expenses of the Arbitrator.  The Arbitrator shall award attorneys’ fees and other related costs payable by the losing Party to the successful Party as it deems equitable.  This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction.  Notwithstanding the foregoing, claims for injunctive relief may be brought in a state or federal court in Las Vegas, Nevada.

ARTICLE 11

TERM; TERMINATION

11.1 Term.  This Agreement shall remain in full force and effect for a period of ten (10) years commencing on the Effective Date and continuing thereafter and shall be automatically renewed for additional ten (10) year periods, unless earlier terminated during the then-current term pursuant to Section 11.2 below.  Upon the effective date of each renewal term, as applicable, Licensee shall be required to pay to Licensor the Initial License Fee, as adjusted for interim changes in the Consumer Price Index as determined by the United States Department of Labor for such applicable period.

11.2 Termination.  This Agreement may be terminated by (a) the non-breaching Party as a result of a material breach of this Agreement by the other Party, but only after the breaching Party is given written notice of the non-breaching Party’s intent to terminate and the breaching Party fails to cure such breach within thirty (30) days of such notice; (b) by either Party if the other Party ceases to actively conduct its business, files a voluntary petition for bankruptcy or has filed against it an involuntary petition for bankruptcy, becomes unable to pay its debts as they become due, makes a general assignment for the benefit of its creditors, or applies for the appointment of a receiver or trustee for substantially all of its property or assets or permits the appointment of any such receiver or trustee who is not discharged within thirty (30) days of such appointment; or (c) upon written agreement by the Parties.

11.3 Effect of Termination.  Upon the effective date of termination of this Agreement, and in addition to the requirements set forth in Section 6.4, Licensor shall cease providing the Services and Licensee shall immediately cease Exploiting the Intellectual Property Rights and/or the Products, except as may be specifically approved in writing by the Parties.  Upon termination, this Agreement will continue to govern the Parties’ rights and obligations with respect to the Services provided by Licensor and the Exploitation of the Intellectual Property Rights and/or the Products by Licensee prior to termination.

ARTICLE 12
LIMITATION OF LIABILITY

EXCEPT FOR ANY DAMAGES ARISING PURSUANT TO ARTICLE 8 (REPRESENTATIONS AND WARRANTIES), NO PARTY WILL BE LIABLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF THE PARTIES HAVE KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES AND WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE.

ARTICLE 13

MISCELLANEOUS

13.1 Notices.  All notices or other communications required or permitted to be given under this Agreement shall be in writing and addressed to the other Party as follows and shall be deemed effectively given on the earliest of:  (a) when delivered, if personally delivered; (b) on the third (3rd) business day following the date of mailing if delivered by certified or registered mail, return receipt requested; (c) on the date of transmission, if delivered by facsimile or email transmission; or (d) when received by the Party to whom notice is intended or required to be given.

If to Licensee:	ZZPARTNERS, INC.
319 Clematis Street, Suite 703
West Palm Beach, FL 33401
Attn: Barry Hollander, Chief Financial Officer
Facsimile:  561-514-9044
Email:  hollanderb@aol.com

with a copy to:	Maslon Edelman Borman & Brand, LLP
90 South Seventh Street, Suite 3300
Minneapolis, MN 55402-4140
Attn: William M. Mower, Esq.
Facsimile: (612) 642-8358
Email: bill.mower@maslon.com

If to Licensor:	ZENZUU, INC.
5455 Durango Street, Suite 1451
Las Vegas, NV 89113
Attn: Huong Lisenbee
Facsimile: 702-258-6134
Email: viewtom@gmail.com

13.2 Force Majeure.  In no event will either Party be liable to the other for any delay or other failure to perform under this Agreement that is solely caused by the other Party, acts of God, acts of the public enemy, floods, fires, wars and is not a result of such non-performing Party’s negligence.  Such a condition shall not be grounds for termination, as long as the non-performing Party takes reasonable steps to remedy the problem causing such non-performance, as applicable.

13.3 Relationship.  The performance of each Party hereunder is undertaken as an independent contractor and not as an agent or partner of the other Party.  Neither Party shall enter into or incur, or hold itself out to third parties as having authority to enter into or incur on behalf of the other Party, any contractual obligation, expense, or liability whatsoever.

13.4 Nomination of Board of Directors.  Noteholders holding certain convertible promissory notes (collectively, the “Notes”) that are issued pursuant to the terms of that certain Confidential Offering Memorandum of the Company dated May 14, 2008 shall have the right to appoint fifty percent (50%) of the directors to serve on Licensee’s Board of Directors until such Notes are satisfied, either through conversion or redemption.  Upon any such conversion or redemption of the Notes, Licensor shall have the right to nominate a majority of its Board of Directors.

13.5 Advertising and Promotional Materials.  Licensee shall provide to Licensor samples of any and all advertising and promotional materials that refer or relate to the Products (the “Promotional Materials”) prior to Licensee’s distribution of such Promotional Materials.  If Licensor fails to affirmatively disapprove of the Promotional Materials within five (5) business days of Licensor’s receipt of Licensee’s submission, the right of which shall be in Licensor’s sole discretion, Licensor will be deemed to have approved such Promotional Materials in the form as submitted and Licensee will be permitted to use such Promotional Materials.  Upon Licensor’s reasonable request from time to time during the term of this Agreement, Licensee will provide to Licensor samples of then-current Promotional Materials that Licensee is utilizing in connection with its efforts to Exploit the Intellectual Property Rights and/or the Products.

13.6 Assignment.  This Agreement, and all applicable rights and obligations hereunder, are personal to Licensee and shall not, without Licensor’s prior written approval (which may be withheld in Licensor’s sole discretion), be assigned, sublicensed, mortgaged or otherwise encumbered by Licensee, except that Licensee may freely assign any of its rights or obligations hereunder (a) to a wholly-owned subsidiary of Licensee; provided, however, in such instance, Licensee shall remain fully liable for all obligations imposed on Licensee under this Agreement; or (b) pursuant to a merger or other business combination.  Any attempt by Licensee to grant a sublicense or to assign, mortgage or encumber the Agreement, other than as contemplated by this Section 13.6, shall be void and constitute a material breach of this Agreement.  This Agreement and any and all rights and obligations of Licensor may be assigned by Licensor without the prior written consent of Licensee; provided, however, no such assignment shall release Licensor from its obligations hereunder.

13.7 Governing Law.  This Agreement shall be interpreted and construed, and the legal relationships created hereby shall be construed in accordance with the laws of the State of Nevada, without regard to its conflicts-of-law principles.

13.8 Successors.  This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of a Party hereto.

13.9 No Third-Party Beneficiaries.  The Parties intend that this Agreement will not benefit or create any right or cause of action in or on behalf of any person or entity other than the Parties.

13.10 Attorneys’ Fees.  In the event of any litigation, arbitration or other legal proceedings arising out of or related to this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees and all costs of proceedings incurred in enforcing this Agreement.

13.11 Modification and Non-Waiver.  No modification of this Agreement and no waiver of any breach of this Agreement will be effective unless in writing and signed by an authorized representative of the Party against whom enforcement is sought.  The failure of either Party to insist upon the strict performance of any of the provisions of this or the failure of either Party to exercise any right or remedy hereby reserved shall not be construed as a waiver of any such provisions, rights or remedies, or as a waiver of any subsequent breach thereof.

13.12 Interpretation.  Article and Section headings are provided for convenience only and are not to be used to construe or interpret this Agreement.  Whenever the words “include” or “including” are uses in this Agreement, they will be deemed to be followed by the words “without limitation.”

13.13 Severability.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, such unenforceability or invalidity shall not render this Agreement invalid as a whole and, in such event, such provision shall, if possible, be changed and interpreted so as best to accomplish the objective of such unenforceable or invalid provision.

13.14 Entire Understanding.  This Agreement, including the Recitals and the SLA and other exhibits to this Agreement that are incorporated by reference herein, constitutes the exclusive and entire agreement between the Parties with respect to the subject-matter hereto and as of the Effective Date supersedes all prior or contemporaneous agreements, negotiations, representations and proposals, written or oral, relating to its subject-matter.  Neither Party will be bound or liable to the other Party for any representation, promise or inducement made by any agent or person in the other’s employ that is not embodied in this Agreement.

13.15 Counterparts; Facsimile.  This Agreement may be executed in counterparts, each of which shall be considered an original.  This Agreement may be executed by one or more of the parties by facsimile or email transmitted signature and each party agrees that the reproduction of signatures by way of telecopying device or by an email transmitted data file (e.g. .pdf file) will be treated as though such reproductions were executed originals.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have executed this Website Hosting and License Agreement as of the Effective Date.

LICENSEE:	ZZPARTNERS, INC, a Nevada corporation By: /s/Barry Hollander Barry Hollander, Chief Financial Officer
LICENSOR:	ZENZUU, INC., a Nevada corporation By: /s/ Huong Lisenbee Huong Lisenbee

EXHIBIT A

Terms and Conditions of Service Level Agreement

Introduction.

Licensor and Licensee, as Parties to that certain Website Hosting and License Agreement (the “Agreement”), hereby acknowledge and agree that the following terms and conditions of this Service Level Agreement (the “SLA”) shall be incorporated by reference into the Agreement as of the Effective Date.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Period.

The service levels set forth in this Exhibit A shall be effective as of the Effective Date and shall continue throughout the term of the Agreement.

Availability.

Licensor will make the Site available, except during periods of Excused Downtime. “Excused Downtime” shall mean times when the Site is not available solely as the result of the occurrence of one or more of the following causes, and provided that Licensor is otherwise in compliance with its obligations hereunder:  (i) a security threat that may cause significant damage to Licensor’s Equipment; (ii) the failure and replacement of non-redundant Site components; (iii) force majeure events as described in Section 13.2 of the Agreement; (iv) mutually agreed upon outages; and (v) the negligence or willful misconduct of Licensee or any third party.

The maximum amount of time measured monthly that the Site may be unavailable will not exceed one percent (1%) per month, excluding Excused Downtime.  If the unavailability exceeds one percent (1%) in any given month, Licensor will pay to Licensee the applicable percentage of the applicable Licensee Royalty Payments due Licensor for the month the unavailability occurred, as provided below in Table A (referred to herein as an “SLA Credit”).  Licensee shall be responsible for tracking unavailability and determining applicable SLA Credits, as evidenced by the system archives and applicable written records.  SLA Credits will be calculated at the end of each month and credited to Licensee within thirty (30) days.  In no case shall the total monthly SLA Credit exceed one hundred percent (100%) of the applicable monthly Licensee Royalty Payment payable to Licensor.

Table A.

Availability Percentage	SLA Credit
100 - 99	0
98.99 - 97	10%
96.99 - 95	25%
94.99 - 93	50%
92.99 or less	100%

Business Continuation.

Licensor represents and warrants to Licensee that it has an industry-standard business continuity plan and a disaster recovery plan (collectively, the “Plans”) to protect against any disaster that would affect Licensor’s ability to provide the Services in accordance with the terms of the Agreement.  Licensor shall maintain backup servers, equipment, software and telecommunications connections that enable Licensor to provide Services on and from such backup servers promptly following notice of any disruption of Services.